Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140652 on Form S-8 of our report dated March 5, 2009 (except for the effects of a restatement and retrospective adjustment discussed in Note 2, as to which the date is November 5, 2009) relating to the consolidated financial statements of National CineMedia, Inc. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of a restatement and retrospective adjustment as discussed in Note 2), and our report dated March 5, 2009 (except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is November 5, 2009) on the effectiveness of National CineMedia, Inc. and subsidiary’s internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A, of National CineMedia, Inc. for the year ended January 1, 2009.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 5, 2009